Exhibit 10.23

March 5, 2014

Douglas A. Wolfson
44 Denton Rd.

Wellesley, MA 02482

Dear Doug:

It is with great pleasure that I offer you a position within Commerce Technologies, Inc. (“CommerceHub”).

Start Date:
March 26, 2014

Title:

Vice President & General Counsel

Reporting to:

You will report directly to Bob Marro, CFO.

Office Location:

Upon your start date, you will be required to work in our Albany, NY headquarters and as needed at our Clifton Park facility.

Compensation

The key elements of your compensation package include the following:

Base Salary

Your annual base salary will be $215,000. The company pay cycle is twice monthly; therefore for your first year of employment, you will be paid $8,958.33 semi-monthly.

Bonus

Employee shall be eligible to receive an annual bonus of thirty percent (30%) of the Employee’s salary, to be adjusted (either higher or lower) at the discretion of management of the company and the Board of Directors, and based upon the satisfaction of performance goals decided by management of the company.

Stock Appreciation Rights

You have been selected to participate in Commerce Technologies, Inc. Stock Appreciation Rights Plan (the “Plan”). Pursuant to the Plan, you will be granted the right to receive the “spread” between the fair market value of shares of Commerce Technologies, Inc. common stock on the date you are awarded stock appreciation rights, and the fair market value of that stock on the date of exercise, each as determined by the committee, with respect to 10.000 shares of common stock that will vest as follows:

•    25% Vesting — 2,500:                                On the first anniversary of the date of grant.

•    25% Vesting — 2,500:                                On the second anniversary of the date of grant.

•    25% Vesting — 2,500:                                On the third anniversary of the date of grant.

•    25% Vesting — 2,500:                                On the fourth anniversary of the date of grant.

Please be advised that any grant of stock appreciation rights to you is subject to ratification by the Board of Directors and is subject to the express provisions, including, but not limited to, the vesting schedule and employment termination provisions of the Plan. Following ratification by the Board of Directors, you will be given a Stock Appreciation Rights Award agreement, together with a Summary of the provisions of the Plan.

Severance

if the company terminates your employment other than for cause (as defined below), the company will pay you a lump-sum severance amount equal to 50% of your then-current annual base. As used here, “cause” means: (a) your continuing failure to substantially perform your duties with the company after notice is provided (other than due to your incapacity due to physical or mental illness), (b) commission of a felony or any act of fraud or any act or omission involving dishonesty, or material disloyalty with respect to the company, or any of its customers or suppliers or other material business relations, (c) conduct tending to bring the Company into substantial public disgrace or disrepute, (d) your gross negligence or willful misconduct, or (e) any other material breach by you your Employee Agreement, your Confidential Information and Non-Compete Agreement. or any other agreement between you and the Company.

Relocation Package

To assist you in your permanent relocation, CommerceHub will reimburse you up to $25,000 for documented expenses of relocating from your current home address to the Albany area. CommerceHub will reimburse you for Eligible Expenses (see below) upon the submission of valid receipts. As part of this relocation package, Eligible Expenses include those expenses that arc incurred from start date through lune 30, 2014:

•            Temporary housing from start date

•            Car rental from start date

•            Costs incurred because of the move such as such as lease termination, bills, fix ups, and travel in the event you voluntarily resign from the company within one year of your start date, you will be obligated to return any money received under the terms of this Relocation Package to CommerceHub.

Paid Time Off (PTO)

You will be provided 20 days of PTO, which will accrue semi-monthly at the rate of 6.667 hours per pay period.

You will also be given one additional PTO day for volunteer work under our volunteer time off policy.

Holidays

CommerceHub has eight company paid holidays.

Health Benefits

CommerceHub offers flexible health benefits through CDPHP. This plan oilers comprehensive coverage, preventative care, and a prescription drug plan.

Dental/Vision Benefits

CommerceHub offers a voluntary comprehensive dental and vision programs through Guardian Life Insurance.

Life Insurance

CommerceHub offers Life insurance through Guardian Life Insurance. The Life Insurance coverage is paid for by CommerceHub equivalent to 100% of your salary to a maximum of $50,000 after 90 days of full time employment. We also offer voluntary life insurance for employees to purchase.

Short Term Disability

CommerceHub offers short term disability through Mutual of Omaha. The short term disability is paid for by CommerceHub after 90 days of full time employment.

Long Term Disability

CommerceHub offers a voluntary long term disability through Mutual of Omaha. You are eligible to participate after 90 days of full time employment.

Flexible Spending

CommerceHub offers a Flex Plan. A Tax-Saving Flexible Benefits Program to put aside pre-tax dollars - an amount you determine to be taken out of your employee pay to reimburse yourself for qualified health related expenses that arc not covered or only partially covered under your insurance plans.

401K Plan

CommerceHub has established a 401K plan enabling you to shelter a portion of your income from federal and state income tans. CommerceHub will make matching contributions equal to $1.00 for each $1.00 you contribute to the Plan each payroll period for the first 6% of your eligible compensation.

Direct Deposit

CommerceHub employs direct deposit for all payroll purposes.

Conditions of Employment

This offer is contingent upon a satisfactory background investigation. There are several other essential terms and conditions of your employment with Commerce Technologies, Inc. These include, but are not limited to, the following:

First, Commerce Technologies, Inc.’s offer of employment will include an Employee Agreement that defines the terms and conditions of your employment.

Second, you must read and sign Commerce Technologies, Inc.’s Confidential Information and Non-Compete Agreement (“Agreement”) prior to reporting to work. You must fully comply with this Agreement.

Third, it is essential that you identify immediately in writing any circumstances or agreements with prior employers - including, but not limited to non-compete agreements - which might interfere or limit in any way your ability to work at Commerce Technologies, Inc. and to perform fully your duties and responsibilities.

Fourth, your employment is contingent upon your compliance with the US immigration law. The law requires you to complete the US Government Employment Eligibility Verification Form (1-9), and to provide on your first day of employment documents that verify your identity and employment eligibility.

I believe this position is tailored for your skill set. Should you have any questions, please do not hesitate to contact me directly.

Sincerely,

/s/ Bob Marro
Bob Marro CFO
Commerce Technologies, Inc. “CommerceHub”

I acknowledge and accept the terms of this offer of employment with Commerce Technologies, Inc.

/s/ Douglas A. Wolfson	3/5/14
Douglas A. Wolfson	Date